Exhibit 10.7

2007 STOCK OPTION PLAN
OF AMERICA’S CAR-MART, INC.

(Employee Option Agreement)

THIS OPTION AGREEMENT (the “Agreement”), made the 16th day of October 2007, between AMERICA’S CAR-MART, INC., a Arkansas corporation (the “Company”), and ______________________, an employee of the Company (the “Optionee”);

RECITALS:

In furtherance of the purposes of the 2007 Stock Option Plan of AMERICA’S CAR-MART, INC., as it may be hereafter amended (the “Plan”), the Company and the Optionee hereby agree as follows:

1.           Incorporation of the Plan.  The rights and duties of the Company and the Optionee under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference.  Any term not defined in this Agreement shall have the meaning set forth in the Plan or the Employment Agreement by and between the Company and the Optionee dated May 1, 2007 (the “Employment Agreement”).

2.           Grant and Term of Option.  The Company hereby grants to the Optionee pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Company, and not in lieu of any salary or other compensation for his services, the right and option (the “Option”) to purchase all or any part of an aggregate of _____________ (_______) shares (the “Shares”) of the Common Stock of the Company, at an Exercise Price of ________________ ($__________) per Share.  The Option shall be designated as a Non-qualified Option.  Except as otherwise provided in the Plan, the Option will expire if not exercised in full before 5:00 p.m. Central Time on the date which marks the tenth (10th) anniversary of this date of grant.

3.           Vesting and Exercise.  This Option is subject to performance vesting based on the Company’s actual Economic Profit per Share compared to the Economic Profit per Share as projected in Appendix A to the Employment Agreement (also attached hereto), subject to adjustment by the Board of Directors for fiscal 2009 and 2010.  On the date that the Company files its Annual Report on Form 10-K for the fiscal year that ends on April 30, 2010 (the “Vesting Date”), this Option is eligible to be vested for an aggregate of _______ shares based on the Company’s Economic Profit per Share for the fiscal years 2008, 2009 and 2010.  On the Vesting Date, the number of shares vested will be determined by comparing the Company’s Economic Profit per Share for the fiscal years from 2008 to 2010 to the Economic Profit per Share projected in Appendix A to the Employment Agreement for the same fiscal years.  If the Company’s aggregate Economic Profit per Share for the fiscal years from 2008 through 2010 does not average at least eighty-five percent (85%) of the Economic Profit per Share projected in Appendix A to the Employment Agreement for such years combined, none of the shares subject to this Option will vest.  If the aggregate Economic Profit per Share for the fiscal years from 2008 to 2010 is at least eighty-five percent (85%) of the Economic Profit per Share projected in Appendix A to the Employment Agreement for such years combined, this Option will vest on a graduated basis (as shown on Exhibit A) based on the Company’s actual Economic Profit per Share for such years compared to the Economic Profit per Share projected in Appendix A to the Employment Agreement for such years combined.  In addition to the forgoing, the Option will vest with respect to _____ shares on the Vesting Date if the Company’s actual Economic Profit per Share for the fiscal years from 2008 to 2010 is at least 115% of the combined Economic Profit per Share projected in Appendix A to the Employment Agreement for such years.  This Option may be exercised from time to time, in accordance with the terms of this Agreement, with respect to all or any portion of the shares as to which it is then vested and exercisable, and to the extent not exercised, the Option shall continue in effect until it expires or otherwise terminates in accordance with the terms of this Agreement and the Plan.

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4.           Special Provisions Applicable to Vesting and Right to Exercise Options.  Except as otherwise provided in the Employment Agreement, the termination of employment between the Company and the Optionee prior to the Vesting Date shall result in the complete forfeiture of this Option.  In the event of a Change in Control of the Parent Company, if the Optionee is employed with the Company, this Option shall vest in accordance with the terms of the Employment Agreement.

5.           No Employment or Other Rights.  Nothing contained in this Agreement or the Plan shall require the Company to continue to employ the Optionee for any particular period of time, nor shall it require the Optionee to remain in the employ of the Company for any particular period of time.  Except as otherwise expressly provided in the Plan, all rights of the Optionee under the Plan with respect to the unexercised portion of his Option shall terminate upon termination of the employment of the Optionee with the Company.

6.           Restrictions on Transfer.  Except as may be otherwise provided in the Plan, this Option shall not be transferable other than by will or the laws of intestate succession.  This Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

7.           Amendment.  Except as may be otherwise provided in the Plan and certain amendments necessary to continue compliance with applicable law, this Agreement may be modified, amended or terminated only by the written consent of the parties hereto.

8.           Assignment and Transfers.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

9.           Applicable Law. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of Arkansas.

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Company and by the Optionee on the day and year first above written.

                                        AMERICA’S CAR-MART, INC.

                                        By: _________________________________________________________
                                        Name: _______________________________________________________
                                        Title: ________________________________________________________

                                        OPTIONEE

                                        Name: _______________________________________________________

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